Exhibit 10.16

TESORO LOGISTICS LP
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

In January 2015, the Board of Directors of our general partner adopted changes to the director compensation program under which our general partner's non-employee directors are compensated for their service as directors. The changes to the compensation program became effective January 1, 2015. Each non-employee director receives a compensation package consisting of an annual retainer, an additional retainer for service as the chair of a standing committee and meeting attendance fees and may also receive grants of equity-based awards upon appointment to the Board of Directors. The annual retainer was increased by $15,000, with the new amounts shown below.

Non-Employee Director Annual Retainers and Fees (a)

Board of Directors Annual Retainer (b)	$136,000
Annual Retainer for Audit and Conflicts Committee Chairs	15,000
Board and Committee Meeting Fees (c)	1,500 per meeting

(a)
In addition to the retainers set forth above, we reimburse our non-employee directors for travel and lodging expenses that they incur in connection with attending meetings of the board of directors or its committees.

(b)
The annual retainer is payable $58,000 in cash and $78,000 in an award of service phantom units. Unit-based awards granted to non-employee directors under the annual compensation package or upon first election to the board of directors under our long-term incentive plan, generally vest one year from the date of grant. If the non-employee director termination from the board is due to death or disability, director’s service phantom units will automatically vest along with any accrued cash distribution equivalent rights. If termination is due to any other reason, the non-employee director will receive a pro-rated award for the number of full months served as a non-employee director during the vesting period along with any accrued cash distribution equivalent rights. The pro-rated award will vest one year from the date of grant. Cash distribution equivalent rights accrue with respect to equity-based awards and are distributed at the time such awards vest. The number of units granted will be determined by dividing $78,000 by the average closing price of our common units on the NYSE over a ten business-day period ending on the third business day prior to the grant date and rounding any resulting fractional units to the nearest whole unit. The plan provides that unit-based awards to directors will be granted annually in conjunction with the Board's approval of our Annual Report on Form 10-K, and that any new non-employee director will receive a pro-rata award of service phantom units when commencing his or her services as a board member.

(c)	A meeting fee is paid to a non-employee director for attendance in person or by telephone.